Exhibit 10.52

AMENDMENT NO. 1

THIS AMENDMENT NO. 1 is dated this 27th day of July, 2011 and effective as of November 12, 2009 to the Employment Agreement between Sinclair Media II, Inc., successor in interest to WTTE, Channel 28, Inc. ("Company") and Rob Weisbord ("Employee') dated July 14, 1997 (the "Agreement").

WHEREAS, Employee was promoted from General/Group Manager to Director of Digital interactive Marketing effective November 12, 2009, and

WHEREAS, Employee was promoted from Director of Digital Marketing to Vice President of New Media effective June 10, 2010;

WHEREAS, Employee's new duties relate to all stations wholly owned by Sinclair Broadcast Group, Inc.

WHEREAS, Company and Employee desire to amend the Agreement to reflect such changes;

NOW, THEREFORE, In consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.	All references to "Company" shall mean "Sinclair Television Group, Inc."

2.	Section 5.2 (a) is hereby deleted in its entirety and replaced with the following:

"During the term of Employee's employment and if Employee's employment is terminated (i) by Employee, or (ii) by Company for "Cause" (as defined below), Employee shall not for a period of six (6) months after termination, directly or indirectly, participate in any activity involved in the ownership or operation of any television or radio broadcast station, any subscription broadcast service, cable television system operator, cable interconnect, cable television channel or similar enterprise within any designated market area in which is located a broadcast station in which any of the Company Entities owns, operates, or provides other services to immediately prior to such termination. As used herein, "participate" means lending one's name to, acting as a consultant or adviser being employed by or acquiring any direct or indirect interest in any business or enterprise, whether as a stockholder, partner, officer, director, employee, consultant, or otherwise."

3.	Section 8.3 is hereby deleted in its entirety and replaced with the following:
"All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) oral or written confirmation of a receipt of a facsimile transmission, (b) confirmed delivery of a standard overnight courier or when delivered by hand, or (c) the expiration of five (5) business days after the date mailed, postage prepaid, to the parties at the following addresses:

If to Company to: Sinclair Television Group, Inc.
c/o Sinclair Broadcast Group, Inc. 10706 Beaver Darn Road Cockeysville, Maryland 21030
Attn: General Counsel

If to Employee to:    Employee's address as listed, from time to time,
in the personnel records of the Company (or an affiliate thereof).

or to such other address as will be furnished in writing by any party. Any such notice or communication will be deemed to have been given as of the date so mailed."

4.    Except as expressly provided herein, the Agreement shall not be amended or modified by this Amendment No. 1 and each of the terms thereof shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written,

COMPANY:    EMPLOYEE:

Sinclair Television Group, Inc.
By: /s/ David R. Bochenek          /s/ Rob Weisbord
Name: David R. Bochenek         Rob Weisbord
Title: Authorized Signer